Exhibit 99.1

pdvWireless Reports Third Quarter Results

WOODLAND PARK, NJ – February 6, 2018 – pdvWireless, Inc. (NASDAQ: PDVW), a wireless communications carrier focused on utilizing its spectrum assets to develop and offer next generation network and mobile communication solutions to critical infrastructure and enterprise customers, reported today its third quarter results for the period ended December 31, 2017.

Financial Results

Revenue for the Company’s third fiscal quarter ended December 31, 2017 was $1.6 million compared with $1.3 million in the same period of the prior year.

The net loss for the Company’s third fiscal quarter was ($5.7 million), or ($0.40) per share, versus a net loss of ($7.3 million), or ($0.51) per share, for the similar period of the prior year.

Revenue for the nine months ended December 31, 2017 was $4.6 million compared with $3.5 million for the same period of the prior year.

The net loss for the nine months ended December 31, 2017 was ($21.8 million), or ($1.51) per share, versus a net loss of ($25.2 million), or ($1.75) per share, for the similar period of the prior year.

The Company’s revenue for the three and nine months ended December 31, 2017 continued to principally represent its historical software-as-a-service (“SaaS”) business. The increases in revenue for those periods, however, in comparison to the revenue for the same periods of the prior year, were primarily from growth in its DispatchPlusTM business.

Cost of revenue for the three months and nine months ended December 31, 2017 was $2.0 million and $5.6 million, respectively, an increase of approximately 10% over each of the prior fiscal year’s comparable periods. The increased cost of revenue for both the three and nine-month periods primarily reflect the greater costs to maintain and operate the Company’s DispatchPlus networks.

Total operating expenses of $7.7 million for the three months ended December 31, 2017 was $0.9 million, or 13%, higher than the three months ended December 31, 2016.  The increase was primarily attributable to a $0.6 million increase in general and administrative expenses which includes costs associated with the Company’s regulatory initiatives resulting from higher headcount and professional fees.  Total operating expenses of $22.1 million for the nine months ended December 31, 2017 decreased by $1.5 million, or 7%, from the prior year period. The decrease reflects lower general and administrative costs, which decreased by $2.7 million, partially offset by higher sales and support costs. The lower general and administrative costs were mainly the result of the higher costs in the prior year period associated with the Company’s FirstNet bid.

For the three months ended December 31, 2017, the Company recorded a non-cash tax benefit of $2.8 million, or $0.19 per share, related to the passage of Public Law 115-97 (“Tax Cuts and Jobs Act”) on December 22, 2017 which reduced the statutory federal corporate income tax rate from 35% to 21%.

Adjusted EBITDA for the third quarter ended December 31, 2017 was negative ($5.9 million) versus negative ($5.5 million) for the similar period of the prior year. Adjusted EBITDA for the nine months ended December 31, 2017 was negative ($17.1 million) versus negative ($20.0 million) for the nine months ended December 31, 2016.

John C. Pescatore, President and CEO of pdvWireless, commented, “Momentum continued in the third quarter, notably with additional support for our proposal being filed on the record of the FCC’s 900 MHz Notice of Inquiry.  We view these additional filings as a reflection of the solid progress we are making with our proposal to modernize the band to accommodate the future deployment of broadband solutions, and believe that the record is ripe for consideration by the FCC. Additionally, I’m pleased to announce that Jack Markell, former two term Governor of the State of Delaware and wireless industry innovator, has joined pdvWireless as a Senior Advisor to the executive team and will assist the Company in achieving its regulatory objectives and overall business strategy goals. His extensive experience and track record in both the public and private sector makes him a unique and vital resource for our Company and we are very happy to have him on our team.”

Strong Cash Position

The Company has a strong cash position, with $104.2 million in available cash as of December 31, 2017, a decrease of $19.8 million from March 31, 2017. The decrease reflects the Company’s continued development of its DispatchPlus business and investments in the pursuit of other business and spectrum initiatives.

Conference Call

The Company will host a conference call at 4:45 p.m. EDT today, February 6, 2018, to discuss its third quarter fiscal year 2018 financial results and update investors on its strategic initiatives. Investors in the United States can participate in the earnings call by dialing into the conference line at 888-267-2845 and using the conference code 691684. The earnings call will be available for replay until February 20, 2018 and can be accessed through the pdvWireless Investor Relations website at http://corp.pdvwireless.com/investors/events/.

About pdvWireless

pdvWireless, Inc. is a private wireless communications carrier focused on utilizing its spectrum assets to develop and offer next generation network and mobile communication solutions to critical infrastructure and enterprise customers.  It is the largest holder of licensed nationwide spectrum in the 900 MHz band in the United States and is pursuing regulatory actions that seek to modernize a portion of the 900 MHz band to accommodate the future deployment of broadband technologies and services.  pdvWireless operates private push-to-talk (“PTT”) networks in major markets throughout the United States and, by combining its PTT services with its patented and industry-validated SaaS technology, is improving team communication and field documentation across a wide array of industries, including transportation, distribution, construction, hospitality, waste management and field service. pdvWireless’ mobile workforce applications increase the productivity of field-based workers and the efficiency of their dispatch and call center operations.  pdvWireless' Chairman, Brian McAuley, and Vice Chairman, Morgan O'Brien, were the co-founders of Nextel Communications and have over 60 years of combined experience in two-way radio operations and successfully developing regulatory driven spectrum initiatives to address the unmet wireless communications needs of businesses. pdvWireless is headquartered in Woodland Park, New Jersey.

Non-GAAP Financial Information

This press release and the information contained herein present a non-GAAP financial measure, Adjusted EBITDA, which excludes certain amounts. The Company defines Adjusted EBITDA as net income (loss) with adjustments for depreciation and amortization, depreciation – cost of revenue, interest income (expense)-net, other income (expense)-net, income taxes and stock-based compensation. The Company has included below a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA. The Company’s management uses Adjusted EBITDA to evaluate the Company’s performance and provides this financial measure to investors as a supplement to the Company’s reported results because management believes this information provides additional insight into the Company’s operating performance by disregarding certain nonrecurring or non-cash items or items that are not reflective of the day-to-day offering of its services. Adjusted EBITDA should not be considered in isolation from, as a substitute for, or as superior to, financial measures calculated in accordance with GAAP, and the Company’s financial results calculated in accordance with GAAP and any reconciliation to those financial statements should be carefully evaluated. This non-GAAP financial measure used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts are forward-looking statements as defined under the Federal securities laws. These forward-looking statements include statements regarding the regulatory status and timing of the Company’s initiatives and related activities involving the FCC, the Company’s spectrum and other business initiatives and opportunities and the Company’s DispatchPlus business and its sales and marketing initiatives. Any forward-looking statements contained herein are based on the Company’s current expectations, but are subject to a number of risks and uncertainties that could cause its actual future results to differ materially from its current expectations or those implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) the Company’s spectrum initiatives and its related activities involving the FCC that the Company is pursuing with the goal of modernizing and realigning the 900 MHz spectrum band to increase its usability and capacity, including the potential future deployment of broadband and other advanced technologies and services, may not be successful on a timely basis or at all, and may require significant time and attention from its senior management team and the expenditure of significant resources; (ii) the Company may not be successful in identifying, developing and commercializing network and mobile communication solutions utilizing its current and future spectrum and commercially available technologies; (iii) the Company has a limited operating history with respect to its recently launched DispatchPlus business; (iv) the Company has had net losses each year since its inception and may not achieve or maintain profitability in the future; (v) the Company’s indirect sales model may not be successful; (vi) the market for the Company’s DispatchPlus service may not prove to be as large as originally anticipated and/or it may be more difficult for the Company to obtain customers for its DispatchPlus service than it initially expected; (vii) the wireless communication industry is highly competitive and the Company may not be able to compete successfully; and (viii) government regulation could adversely affect the Company’s business and prospects. These and other factors that may affect the Company’s future results or operations are identified and described in more detail in its filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed with the SEC on June 6, 2017, its Report on Form 10-Q for the quarter ended June 30, 2017, filed with the SEC on August 8, 2017   and its Report on Form 10-Q for the quarter ended December 31, 2017, filed with the SEC on February 6, 2018. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by applicable law, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

Investor Relations Contacts:

Natasha Vecchiarelli Director of Corporate Communications pdvWireless, Inc. 973-531-4397 nvecchiarelli@pdvwireless.com

pdvWireless, Inc.

Consolidated Statements of Operations

(dollars in thousands, except share data)

(Unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,
	2017	2016	2017	2016
Operating revenues
Service revenue	$1,232	$976	$3,500	$2,627
Spectrum lease revenue	182	182	547	547
Other revenue	187	177	532	349
Total operating revenues	1,601	1,335	4,579	3,523
Cost of revenue
Sales and service	2,016	1,832	5,628	5,091
Gross loss	(415)	(497)	(1,049)	(1,568)
Operating expenses
General and administrative	5,464	4,847	15,340	18,069
Sales and support	1,619	1,421	5,009	3,857
Product development	592	539	1,772	1,734
Total operating expenses	7,675	6,807	22,121	23,660
Loss from operations	(8,090)	(7,304)	(23,170)	(25,228)
Interest expense	(1)	(1)	(2)	(4)
Interest income	197	25	494	73
Other income (expense)	(9)	(8)	(29)	(13)
Loss before income taxes	(7,903)	(7,288)	(22,707)	(25,172)
Income tax benefit	(2,181)	—	(875)	—
Net loss	$(5,722)	$(7,288)	$(21,832)	$(25,172)
Net loss per common share basic and diluted	$(0.40)	$(0.51)	$(1.51)	$(1.75)
Weighted-average common shares used to compute basic and diluted net loss per share	14,451,313	14,396,212	14,445,627	14,385,002

The table below reconciles Adjusted EBITDA to the Company’s GAAP disclosure of net loss.

	Three months ended		Nine months ended
	December 31,		December 31,
	2017	2016	2017	2016
Adjusted EBITDA:
Net Loss	$(5,722)	$(7,288)	$(21,832)	$(25,172)
Income tax benefit	(2,181)	—	(875)	—
Interest income (expense) - net	(196)	(24)	(492)	(69)
Other income (expense) - net	9	8	29	13
Depreciation - Cost of revenue	659	540	1,913	1,486
Depreciation and amortization - Operating expenses	70	45	190	138
Stock-based compensation expense	1,483	1,198	3,998	3,637
ADJUSTED EBITDA	$(5,878)	$(5,521)	$(17,069)	$(19,967)

pdvWireless, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	December 31,	March 31,
	2017	2017
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$104,244	$124,083
Accounts receivable, net of allowance for doubtful accounts of $63 and $53	764	636
Inventory	125	128
Prepaid expenses and other current assets	1,434	874
Total current assets	106,567	125,721
Property and equipment	13,356	14,509
Intangible assets	106,606	104,676
Capitalized patent costs, net	201	210
Other assets	578	370
Total assets	$227,308	$245,486
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,949	$3,399
Accounts payable - officers	40	36
Current portion of note payable	497	497
Deferred revenue	807	789
Total current liabilities	5,293	4,721
Noncurrent liabilities
Deferred revenue	4,449	5,033
Deferred income taxes	5,623	6,498
Other liabilities	2,135	1,338
Total liabilities	17,500	17,590
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized and no shares outstanding at December 31, 2017 and March 31, 2017	—	—
Common stock, $0.0001 par value per share, 100,000,000 shares authorized and 14,469,237 shares issued and outstanding at December 31, 2017 and 14,358,564 shares issued and outstanding at March 31, 2017	1	1
Additional paid-in capital	334,310	330,566
Accumulated deficit	(124,503)	(102,671)
Total stockholders' equity	209,808	227,896
Total liabilities and stockholders' equity	$227,308	$245,486

pdvWireless, Inc.

Consolidated Statement of Cash Flows

(dollars in thousands)

(Unaudited)

	Nine months
	December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(21,832)	$(25,172)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	2,103	1,626
Non-cash compensation expense attributable to stock awards	3,998	3,637
Deferred income taxes	(875)	—
Bad debt expense	26	43
Loss on disposal of assets	36	—
Changes in operating assets and liabilities
Accounts receivable	(153)	(384)
Inventory	3	49
Prepaid expenses and other assets	(769)	(327)
Accounts payable and accrued expenses	550	51
Accounts payable - officers	4	(28)
Deferred revenue	(565)	(598)
Other liabilities	568	502
Net cash flows used by operating activities	(16,906)	(20,601)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of intangible assets	(1,930)	(504)
Purchases of equipment	(749)	(1,671)
Payments for patent costs	—	(1)
Net cash used by investing activities	(2,679)	(2,176)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercise	234	—
Taxes withheld and paid on employee stock awards	(488)	—
Net cash used by financing activities	(254)	—
Net change in cash and cash equivalents	(19,839)	(22,777)
CASH AND CASH EQUIVALENTS
Beginning of the period	124,083	153,463
End of the period	$104,244	$130,686